Exhibit 99.1

Greif, Inc.
Third Quarter 2017 Earnings Results Conference Call
August 31, 2017

CORPORATE PARTICIPANTS
Lawrence A. Hilsheimer Greif, Inc. - CFO and EVP
Matt Eichmann Greif, Inc. - VP of IR & Corporate Communications
Peter G. Watson Greif, Inc. - CEO, President and Director

CONFERENCE CALL PARTICIPANTS
Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Christopher David Manuel Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst
Daniel Andres Jacome Sidoti & Company, LLC - Research Analyst
George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Justin Laurence Bergner G. Research, LLC - VP
Matthew T. Krueger Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
Steven Pierre Chercover D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

PRESENTATION
Operator
Good morning. My name is Leandra, and I will be your conference operator today. At this time, I would like to welcome everyone to the Greif 2017 Third Quarter Earnings Call. (Operator Instructions)

Matt Eichmann, Vice President of Investor Relations and Corporate Communications, you may begin your conference.

Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thank you, and good morning, everyone. Welcome to Greif's Third Quarter Conference Call. Joining us on the call today are Pete Watson, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer. Pete and Larry will be available to answer your questions at the end of today's call. In accordance with regulation of fair disclosure, I encourage you to ask questions on issues that you consider material because we are prohibited from discussing significant nonpublic items with you on an individual basis.

Turning to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures, and reconciliation to most directly comparable GAAP metrics is contained in the appendix of today's presentation.

And now I'll turn the presentation over to Pete on Slide 3.

Peter G. Watson - Greif, Inc. - CEO, President and Director
Thank you, Matt, and good morning, everyone, and welcome to our call.

Before we begin today on our third quarter review, I wanted to comment on the impact of Hurricane Harvey to the Gulf Coast region and specifically the greater Houston community. We have many colleagues within Greif and their families who have been displaced from their homes and have suffered severe property loss. But most importantly, they're all safe. However, in the most challenging circumstances, our people have risen to the occasion. I'm tremendously proud of our Greif colleagues in the Gulf Coast region. There are many of our colleagues who are volunteering their time, energy and resources to assist their fellow neighbors in need. This sort of selflessness is the embodiment of a servant leadership culture and is an example of the strength of the greater Greif team.

In our third quarter, we delivered solid results across our broad and diverse portfolio. Net sales for the quarter were nearly $962 million, up more than $116 million or 14% versus prior year. We benefited from strategic pricing decisions, higher index prices and stronger volumes in most businesses. All segments reported year-over-year revenue improvements.

Our operating profit before special items grew to more than $94 million for the quarter and a margin of 9.8%, which is in line with our 2017 transformation run rate commitment.

Exhibit 99.1

On the bottom line, we generated $0.85 in Class A earnings per share before special items versus $0.91 per share in the prior year quarter. Please keep in mind that last year's comparison included a onetime $0.17 tax benefit. Excluding that discrete item, our Class A earnings per share before special items rose by 15% versus prior year.

Finally, free cash flow fell below our expectations during the quarter. Free cash flow was roughly $10 million lower than the prior year quarter and was impacted by higher working capital tied to raw material inflation, higher sales and higher inventory levels. We continue to be focused on working capital management and are addressing underperformers in this area. Larry will talk more on free cash flow in a moment.

I'd ask you to please turn to Slide 4. We're making steady progress toward achieving our vision of becoming the best-performing customer service company in industrial packaging in the world. Our Customer Satisfaction Index score rose by nearly 5% year-over-year, with notable improvements in both our Rigid and Flexible packaging businesses. Paper Packaging remains our top performer with a score in excess of our target of 95%.

We also continue to embed a customer-centric mentality throughout Greif. Year-to-date, we've conducted more than 4,000 hours of customer service training and are actively implementing the next wave of global training designed to enhance the customer experience with Greif.

I ask you to please turn to Slide 5. We are nearing the end of 2017, and the improvements made through our multiyear transformation initiatives are clearly evident. On a trailing 4-quarter basis, our gross and operating profit before special item margins registered 20.2% and 9.4%, respectively, both far surpassing our fiscal 2014 baseline ratios. Our SG&A ratio stands at 10.8%. We still have more work to do to achieve optimal SG&A levels and have a path to get to 9.7%, as we covered at our recent Investor Day in June.

Please turn to Slide 6. Our Rigid Packaging business delivered solid third quarter performance. Higher sales, improved commercial activities and tight control over key expense items helped Rigid Industrial Packaging generate improvement in gross profit by 4% and operating profit before special items of 11% year-over-year. Gross profit margin was lower versus the prior year quarter as a result of timing in the contractual pass-through of raw materials that's expected to improve as the impact of price adjustment mechanisms are realized. Sales of primary products were more than 15% higher than the prior year, boosted by improved commercial activities and higher index prices.

North America and Latin America delivered strong volume growth for all substrates. EMEA volumes across their wide geographic portfolio were flat, mainly related to weaker volumes in the U.K., Middle East and Africa versus prior year. APAC grew their IBC business by over 3% but had relatively weaker steel volumes due to competitive market conditions and proactive decisions on value over volume as well as some slower end-use segments in Southeast Asia. For the full year, we continue to expect nominal year-over-year steel drum volume growth, with higher large plastic drum and IBC volumes, as previously indicated.

Please turn to Slide 7. Paper Packaging's third quarter revenue of roughly $206 million is almost $34 million higher than prior year, aided by strong volumes in both our mill system and CorrChoice sheet feeder network and improving sales mix. Notably, CorrChoice delivered volume growth of 10.1%, which outpaced industry growth of 2.4% in our fiscal quarter. Specialty sales improved by 21% year-over-year due to continued strong demand for our triple wall products and litho laminated products. In order to support this growth strategy, we recently broke ground on a triple wall bulk packaging expansion in Louisville, Kentucky that was announced at Investor Day. This expansion will increase our integration level and is on track for a mid-2018 start-up.

Third quarter operating profit before special items was roughly flat compared to the prior year due to a price/cost squeeze driven by OCC prices, which were roughly $70 a ton higher year-over-year. This was partially offset by stronger volumes.

Looking forward, we have fully implemented April's $50 a ton containerboard price increase through our system, which will be fully reflected in our fiscal fourth quarter results. We are also in the process of implementing a $30 a ton medium-only price increase that was announced effective July 10. As you recall, the final $10 a ton of that increase was recognized by the RISI price index in early August. That is not expected to be fully implemented until the end of our fourth quarter fiscal year.

Please turn to Slide 8. Flexible Products & Services continues to track its improvement plan, delivering its seventh consecutive quarter of operating profit before special items improvement. Flexible packaging generated sales of nearly $74 million in the third quarter and recorded a gross profit margin improvement of 390 basis points versus the prior year. Higher volumes and improved price/product mix management, coupled with a reduction in manufacturing and transportation expenses, helped the segment improve its operating profit before special items by almost $4 million versus the prior year quarter and $10 million higher than -- for year-to-date.

I'd like to now turn the presentation over to our Chief Financial Officer, Larry Hilsheimer.

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Thank you, Pete, and good morning, everyone. Please turn to Slide 9 for a review of our third quarter financial performance. Net sales, excluding divestitures and foreign exchange impacts, were more than 15% higher year-over-year due to strategic pricing decisions, index price changes and volume improvements in most parts of the business. Gross and operating profit before special items both improved by almost $11 million versus the prior year, while SG&A remained flat year-over-year and came in below our 10% of sales target for the quarter. The third quarter SG&A expense of $92.6 million also included roughly $2 million of costs related to tax planning that will result in $15

Exhibit 99.1

million to $23 million of recurring annual tax savings, the first $3 million of which will be realized this year.

In addition to operating profit expansion, we benefited below the line from a $6 million reduction in interest expense versus the prior year quarter as a result of debt refinancing activity completed in February of 2017 and lower debt balances. Class A earnings per share before special items declined by 7% versus the prior year quarter. However, the third quarter of 2016's results included a onetime $0.17 per share discrete tax benefit from tax restructuring activities related to rebalancing the company's internal debt, as discussed last year. Excluding that discrete item, Class A earnings before special items improved by approximately 15% year-over-year. Year-over-year special items declined by more than $7 million, consistent with what we've indicated about adjustments tailing off as we progress through the transformation.

I will now address free cash flow. As Pete mentioned during his remarks, third quarter free cash flow totaled $64.2 million, roughly $10 million lower than the year ago quarter. As a reminder, free cash flow generation at Greif is generally skewed to the back half of the fiscal year due to the seasonality of agricultural customer activities. For example, in fiscal 2016, we generated roughly $200 million in free cash flow, which included a onetime $20 million cash tax benefit. $188 million of that $200 million was generated during the last 6 months of the year, with that $20 million tax cash item occurring in the first half. That said, our third quarter free cash flow performance fell short of our expectations and was impacted by higher working capital tied to raw material inflation, higher sales and higher inventory levels related to needs for new plants in Spain, Saudi Arabia and The Netherlands and a new distribution center in The Netherlands, partially offset by lower CapEx spent year-over-year.

To be clear, these are reasons, not excuses, and we are far from satisfied with our operating working capital management for this quarter. Continued inflationary raw material costs now make it unlikely that we will achieve our objective of flat operating working capital dollars year-over-year. For example, the price of cold rolled steel in Europe was up roughly 15% in our fiscal third quarter year-over-year, while HDPE was up roughly 10% in North America. OCC is up $70 per ton versus the prior year quarter as well. While we have driven our cash conversion cycle from 63.3 days to 57.2 days year-over-year and our operating working capital as a percentage of sales has declined from 11.8% in Q4 of 2015 to 10.3% in Q3 of 2017, we do anticipate that the inflationary impacts mentioned will prevent us from holding working capital flat year-over-year. We currently forecast our operating working capital to be up $10 million to $20 million as a result. This is contemplated in our current free cash flow guidance.

Finally, we are modifying our 2017 Class A earnings per share before special items guidance range to $2.81 to $2.95 per share. We elected to modify the range slightly due to the ongoing competitive pressures in Asia Pacific, the timing of raw material pass-throughs in certain of the businesses and our current assessment of a $2.5 million headwind impact related to Hurricane Harvey. We will continue to assess the full impact of Harvey on our Gulf Coast customers in coming weeks, and if anything material changes, we will let you know.

We are maintaining our free cash flow guidance range of $180 million to $200 million. We continue to expect spending between $100 million to $115 million on capital expenditures this year, but we'll likely finish the year on the low end of that range due to vendor-related delays in equipment delivery and timing for obtaining permits for projects.

Turning to capital priorities on Slide 10. Total debt has declined by $46 million versus the prior year quarter. Thanks to lower debt and improved operational and financial performance, our leverage ratio stood at 2.2 at quarter end, well within our targeted range. Disciplined operational execution and capital discipline provide the foundation for us to execute on our capital priorities. These priorities include funding business needs, returning cash to shareholders and maintaining our target leverage ratio between 2x and 2.5x. Our capital priorities include advancing inorganic growth opportunities provided the capital investment exceeds the minimum return standards, as described at our recent Investor Day in June.

With that, I'll turn the call back to Pete for his closing comments before our Q&A.

Peter G. Watson - Greif, Inc. - CEO, President and Director
Okay, thanks, Larry. And please turn to Slide 11. Greif possesses leading product shares in a well-diversified global portfolio that is not easily replicated. Our customer-centric philosophy differentiates our business, and our commitment to disciplined operational execution is critical to our improved financial performance. Looking ahead, we will remain focused on executing our strategic priorities that will culminate in higher earnings and cash flow and ultimately greater value for our shareholders.

Thank you for listening this morning, and we appreciate your interest in Greif. We are now ready for questions.

QUESTIONS AND ANSWERS
Operator
(Operator Instructions) And your first question comes from the line of Chris Manuel with Wells Fargo.

Christopher David Manuel - Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst
I wanted to just touch on a couple of different areas here at first, and then I'll jump back in the queue. But first, with respect to -- you kind of

Exhibit 99.1

went through volumes by region. There were several regions, it's a very clear correlation, particularly EMEA, APAC, et cetera, where you're working on the [sic-price over volume]. We can see that in the price pickup that you give us and where the volumes are. How far do you -- how much more do you think you have to go in that? And I know you talked about a total look for this year of modestly up in steel and a little bit of improvement -- or a nice improvement in plastics from other components. But as you move into 2018 and beyond, do you anticipate that the [sic-price over volume] will kind of run its course, and then we ought to see normal volume growth? Or how should we think about some of those components?

Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes. So if you look at probably the one region that has the most work to do, I would say it's Germany. And I think some of the comments we've made about consolidation of operations and improving the overall performance of that business, we need to improve the performance. And based on our operational footprint and cost structure versus where we think the opportunities are to successfully serve our customers and get paid appropriately, that could go on for the next few quarters. I don't want to predict that, but that's the biggest task we have. And I think the remainder, Chris, it's a working evolution. We expect that we will continue to focus our segmentation on people that value what we do, and I think it'll moderate as we move forward. But it -- this is an ongoing evolution of how we run our business. And again, we are focused on value-driven opportunities first, and volume is one vehicle to profit, but value and margins are the biggest components. So if you have any other follow-up questions, I'd be more than glad to address it.

Christopher David Manuel - Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst
Well, yes. So the second question, kind of along the lines of gross margin. If I look at where you were in third quarter, I think you outlined this maybe on Slide 5, Slide 6, you were back to kind of almost where you were in the 2014 baseline and below the trailing 12. I do appreciate that we had some pretty substantial price movements, particularly in steel, through the quarter. And then we also have a pretty sizable couple sets of price increases you're going be rolling through on the paper side. Along the lines of the value over price kind of component, I guess what I'm trying to understand here is -- I appreciate that it's something you've got multiple levers. But aside from Europe, should we anticipate that the margin -- a, gross margin gets restored back to higher levels; and then b, that when we look at the volume side of the equation, Asia Pac in particular was pretty weak. I know you didn't mention it. You talked about Europe. But what do we have to do to get back to positive volume growth in some of these regions?

Peter G. Watson - Greif, Inc. - CEO, President and Director
Chris, would you like me to comment just on Rigid or in total for the company?

Christopher David Manuel - Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst
Well, specifically, I'm talking about Rigid here. But with the margin, it's a whole company issue.

Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes. So the whole company issue, Paper Packaging was really a bigger drag on our gross margin for the quarter because of the OCC headwinds. That'll mitigate starting in the fourth quarter as price catches up. And that's assuming nothing dramatically changes with the expectation for OCC and input costs. In Rigid Industrial Packaging, we expect -- when the price adjustment mechanisms flow through our contracts, we expect our gross margins to get back to the more normal range that we have seen in the past year. APAC, and I apologize I didn't reference APAC, that is a challenging, very competitive market right now. And that is an area that, again, we are not going to chase low-price, low-margin business. And we have to evaluate that region, diversify our customer base and evaluate our cost structure as it relates to that market, both in China and Southeast Asia, and go from there and make decisions that are in our best interest and our customers' best interest.

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
And Chris, I'll just add one thing. I'd just add one thing. So we've talked many times about the number of different contract variations we have on pass-through mechanisms. In Europe, for this third quarter, we ran into a situation where the difference between some of our primary steel purchasing contracts, which were -- are based on quarter end pricing, and the pricing had been going up, versus a lot of the customer pass-through contracts in that region were on an average cost method. So since the cost was going up, you got into a situation where our inventory costs were higher than what we were able to then price through. But that'll shift over time. It catches up, as we've talked about before. But it particularly impacted EMEA for this quarter.

Operator
Your next question comes from the line of Steve Chercover with D.A. Davidson.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
So my first question is kind of a follow-on on that last one with respect to the APAC region. Do you ever contemplate exiting a country or region if it's simply too competitive? I mean, for instance, is it possible that China is just too not -- unconsolidated to be worth your

Exhibit 99.1

efforts?

Peter G. Watson - Greif, Inc. - CEO, President and Director
Well, my comment would be we always evaluate where we conduct business. But just to be clear, Asia Pacific had an outstanding record year last year. And compared to a year ago, it's down, though it's still a very, very good business. We believe we're in a good position to be successful in that market. And we're going to compete as hard as anyone with our competitors in any region in the world. But what we will not do is, on a short-term basis, chase a lot of low-price business. And the volume drop in Asia is relative to some pricing decisions on contracts. We just would not chase and follow. And we also have one end-use segment, the bitumen business in Southeast Asia that has a low period of volume in the past 2 quarters, and we expect that'll improve. So we'll figure out how to win in that market and make sure we get the right return for the assets deployed. So we're not afraid of any competitive environment. We're going to figure out how to successfully win and do it through bringing value propositions that our customers that value it need and expect.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Very good. And I guess as a follow-up, for the first time since the global recession, I think all of the developed world is seeing economic expansion. So that's the first time in 8 or 10 years. So does that -- are you feeling much more confident about your outlook for 2018 and beyond? We know what your free cash flow and operating profit targets are into 2020. But does this really help in your confidence?

Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes. So I mean, you're right. If you look at the global manufacturing economy, it's fairly healthy across all regions. There are some exceptions. The Middle East has some pockets of slowness mainly related to the lube business. Africa has some challenges from recent years, predominantly South Africa. And then the U.K., as we all know, has some manufacturing weaknesses now as it relates to the businesses we serve. But overall, I think there is a relatively positive view of manufacturing across a broad base, some better than others. And obviously, the U.S. economy is healthy. And I think that's reflected in our volume growth in both our Paper Packaging sector and our Rigid Industrial Packaging sector in North America.

Operator
Your next question comes from the line of George Staphos with Bank of America Merrill Lynch.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
So I wanted to dig into the EBIT and EBITDA growth for RIPS in the quarter versus a year ago. So when we look at the reported operating numbers before special items, you wind up with a little bit, I think, less than $7 million of EBIT growth year-on-year relative to a $74 million, I think, increase in revenue, which is fine, but it's not spectacular. On the other hand, last year, as I was going through your release, I think you said something about a $5 million insurance recovery in last year's results, and then this year, you had, I think, a divestiture worth $3 million. So should we tack on roughly $8 million to the $7 million to look at an apples-to-apples comparison year-on-year for EBIT in that segment? Or -- and if not, what's wrong with the methodology there?

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. The -- you're absolutely right on the insurance recovery piece, George. The -- last year, we did have that recovery come into the third quarter even though it related to the time since the fire that led to that, so timing difference. So that is an impact on the year-over-year item -- I'm sorry, David? Yes, on the Rumbeke sale. So -- but the sale of the business item is also related to Rumbeke last year where we had that gain. So both of those items do filter into the comparison year-to-year, George.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Okay. And can you remind me, though, what was in that insurance recovery? And I know that you had it, to some degree, discussed in the Q, but I didn't remember seeing it from the commentary or slides last year. So can you remind us what was in it and how much -- it sounded like very little related to this fiscal third quarter 2016 business interruption, so it was related to prior quarters, because you took all the $5 million in the third quarter last year. If you can give us a little bit of color on that, that would be great. I'll turn it over after that.

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Sure. Yes, we had had insurance recoveries related to the equipment and that kind of thing earlier in earlier periods. However, the BI insurance, the accounting rules, you can't really take it until you get it. And it did relate to all time frames prior to the third quarter and was just recognized in that third quarter.

Operator

Exhibit 99.1

Your next question comes from the line of Justin Bergner with Gabelli & Company.

Justin Laurence Bergner - G. Research, LLC - VP
I guess starting with the RIPS business, perhaps you could just take us through sort of -- with respect to the lowered earnings guidance, how much of that is sort of this delayed raw material pass-through mechanism versus sort of the factors relating to, I guess, the price competition that was called out for the Asia region?

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. So obviously, you come up with ranges, and I think a lot of people always think that the sort of midpoint is sort of where you're at. It's not always that case. We look at things, do our forecast, come up with something, and then we have an upside and downside analysis, and we build our range around that upside/downside. What we ended up doing was taking off more of the upside because of the factors related to the pass-through mechanism delays on recognizing the margin in the Rigid business and then the APAC piece. The lowering of the downside piece was all related to the hurricane element. And you -- so you had about $0.5 million of that relates to our Land Management business, and it'll just be timber harvest that we won't be able to do because of the water. And the -- and that one's pretty locked and loaded, I guess, could get worse if things extended and there's a lot more storms and that kind of thing. But the $2 million on Houston is our best current estimate of the impact of things on our operations and the best that we can determine at this point related to the impacts to our customers. And as I said, if anything material would change, we'd obviously be obligated to update at this -- at that point, and we monitor it day-to-day. So those were the 2 elements, Justin. We just -- we lowered the lower end just because of that risk, and that sort of moved the whole thing down. The others, we're just taking off the top end.

Justin Laurence Bergner - G. Research, LLC - VP
Okay, all right. I was just trying to figure out if the Asian price competition piece or the raw material pass-through sort of piece was a larger part of -- which part -- which of those was the larger part of the guidance reduction?

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
It's about equivalent.

Justin Laurence Bergner - G. Research, LLC - VP
Okay, that's helpful. In terms of the free cash flow guidance being maintained, I mean, should we just think of that as -- it was tweaked down last quarter, you can still comfortably meet the low end of the range or is the high end of the free cash flow guidance range still doable?

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. We wouldn't put the top end on if it wasn't doable. Clearly, it's one that everybody's focused on because it does seem like such a stretch. And as you can imagine, I mean I had -- Chris and our FP&A team beat this up really deeply with all of our operational units and the finance folks and the leaders of those businesses because it's important for us to make sure that we're giving you the best information we have. We feel comfortable with the range, and I recognize that people think that that's a big stretch. But if we look at last year, remember that we hit $200 million, but $20 million of that was a cash tax item, and that all happened in the first half of the year last year. So we ended up producing the $180 million of cash from operations last year. Every dollar of that came in the last 6 months. We produced $114 million just in the last quarter last year. We feel comfortable with the range that we provided. We have an opportunity because we have higher working capital at the end of the third quarter this year than last year. There's inflationary challenges, as I mentioned. And we -- although Pete and I are reluctant to give up our push to have flat, with these truly accelerating inflationary impacts on inventory, that does become more difficult. And so we backed off to the $10 million or $20 million increase in working capital that I mentioned. We have a number of other accruals that we examine and forecast where we'll be at the end of the year that impact cash flow, and we feel comfortable with the range that we provided. Obviously, we need to be held accountable for it, and Pete and I are holding our business units accountable for what they forecast and told us they'd produce.

Justin Laurence Bergner - G. Research, LLC - VP
Okay, great. That's very helpful. And just lastly, on the reduced tax rate benefit guidance, I missed some of the earlier opening comments. I apologize if you spoke to this more. But should we see the benefit of $3 million in the fourth quarter and the incremental $12 million to $20 million on the next fiscal year as sort of the conclusion of your tax management efforts? Or do you think there could be more upside from lowering your tax burden?

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP

Exhibit 99.1

Sure. Good question, Justin. And so tax planning is an ongoing thing. But as I tried to cover a little bit at Investor Day and if -- I think if you look back at my comments a year ago, I think you asked the question actually. And at that time, we had this onetime benefit, and you asked sort of, "Well, what's the future look like?" And at that time, I said, "Well, I would expect a year from now, our tax rate would be somewhere in the 35% to 40% rate and that further into the future, we ought to be in the low 30s. And that stays consistent, okay? So this work that we've spent -- what we don't do lightly is spending several million dollars of our shareholders' cash. But we thought this is well worth it to help us get this done, which is nothing bleeding-edge or risky. This is getting our structures the way they should be, managing our taxes appropriately. And the $3 million will flow into this, this year and is baked into our guidance, and the $12 million to $20 million additional will then flow through in the future. And there's just factors that impact, will it be $12 million or $20 million. And so those are things that we already have locked and loaded. We'll probably spend another $1 million or so in professional fees next year related to that, that'll need to be done to get us there. But then beyond that, then we'll get, I'll call, more into the normal range where we ought to be all the time looking for opportunities to reduce our tax burden. More of that will probably be the general thing that you see from most companies where you're trying to do things that defer taxes. It's hard to do the permanent savings type of things without just sort of structuring and changing your legal organization and getting your house in order. Like I said, we're not doing anything that's cutting-edge or anything. We're just getting our house in order, getting our taxes to where they should be. And then we'll embark on what I'll call the normal tax planning of how do we reduce our annual cash tax spend and defer taxes. But that won't reduce our tax expense.

Justin Laurence Bergner - G. Research, LLC - VP
Okay. Once you get the $3 million and the $12 million to $20 million, what will be the effective tax rate that corresponds to that stepdown?

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
That's when we'll be down in the lower half of the 30s on a regular basis.

Operator
Your next question comes from the line of Ghansham Panjabi with Robert W. Baird.

Matthew T. Krueger - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
This is actually Matt Krueger sitting in for Ghansham. So my first question is, how much has the negative price cost impacted you during fiscal 2017? And then what type of rebound can we expect during fiscal 2017? Just trying to get a sense of how large any bounce back could be year-over-year.

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. And so looking at where we are relative to paper, if you just focus year-over-year on this quarter, the impact of OCC costs was $11 million higher. We've had price increases that helped us offset that by $5 million. And then we've improved our production in our mills by about another $3 million to $4 million, 3 -- closer to $3 million. So that's sort of on a year-to-year comparison. We now have implemented the $50 a ton that will flow through, and Pete talked about the medium price increase. So we will have recovered the vast majority of the OCC cost increase and actually have a margin increment on a year-over-year basis going into next year. I have not yet quantified to build out our guidance for 2018, and I'm hesitant to do that because the OCC situation is quite fluid, and we're not into trying to project where it is right now. So not really prepared to say what I think the differential will be year-over-year. Happy to follow up, though, and just get you the data on what price increases are already in line and where we are relative to costs. I don't know, Matt, do you have that handy or not?

Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
I don't have it handy.

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes.

Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
We can follow up.

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
But we're happy to provide it because it's all available information.

Matthew T. Krueger - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst

Exhibit 99.1

Yes, absolutely. Understandable, that's very helpful. And then next, could you -- understanding that this is a difficult question to begin with, can you provide your best estimate for the volume impact due to the disruptions for customers and your own logistical network post-Hurricane Harvey? And then if you can't really provide too much detail on that, can you just compare the impact from Harvey versus an impact from an event like Hurricane Katrina years ago and how that impacted your business and how quickly you were able to bounce back?

Peter G. Watson - Greif, Inc. - CEO, President and Director
Matt, so what I'll comment on, and so I'll give you a broader picture so you understand all the elements that's going on in Houston, and then I'll relate to what we think our volumes may or may not be impacted. So we've got 6 manufacturing locations in that region. And it's steel, plastic, fiber, the Delta chemical blending and an FPS service center. We've got 457 people there. Today, operationally, we are working in our plastic drum plant, we are on a limited basis today. And the other operations are inside the facilities, inspecting and cleaning. At this point, we believe that all our operations are in good shape, and this is a very fluid situation. We expect by Tuesday to be fully operational, and we've got a backlog that we are serving customers. The big challenge is how accessible is the supply chain for us to our customers and our customers' supply chain. Our customers' supply chain and infrastructure is very complicated, much larger than ours, as you know. And we will get a clearer picture every day. So we have served some customers this week that had some emergencies as their railcars and their tankers got filled. And because of our extensive steel drum network in our system in the South and Southeast, we have served those customers, including using some of the distributors that we serve. So to date, we've been in a good position to serve our customers. The other issue to consider is our supply chain. Our physical suppliers are not in the path of this storm, so we don't see any issues with raw material supply. But again, as I mentioned, there are challenges in transportation within our supply chain to us and us to our customers and our customers' supply chain and how that impacts the volume use between bulk packaging, railcars, tankers and small packaging, which is part of what we supply. And I'll let Larry comment on the volume, what we have projected in the forecast. But back to your point on Katrina or the difference in Katrina or Harvey, I think it's too early to determine it. What I am very proud of is how fast our people have assessed our operations, the preplanning on emergency planning that has turned out to be very successful and, most importantly, the pride of our people to -- many of them are displaced from their homes, many of them have concerns with their families, but they're in the operations, committed to getting us up and serving our customers based on what our customers' trends look like here in the coming weeks.

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. And the -- in terms of discrete volume impacts, because of the nature of our operations there, as Pete mentioned, it goes across all of our different substrates. So the impact on each one, like the number of drums and that kind of thing, is really immaterial. What this is made up of in our $2.5 million is, as I said, $0.5 million of it is our timber operations, which is -- that's actually pretty easily determined just because of the harvesting schedules that get impacted. The -- on the remaining $2 million, it really is a look at when were the plants down, what production did we lose during those days and what are we paying our people despite the fact that we're not -- they're not working. And so the last component of that is about $0.5 million of it. The other $1.5 million relates to the downtime from each of those plants that we don't anticipate recovering at this point because it's lost time, lost production. It's possible that if things ramped up at some of our customers that we might run extra and catch it up, but we just don't know that at this time. So the $2.5 million in total is our best estimate right now of the impact across all of those operations.

Operator
Your next question comes from the line of Adam Josephson with KeyBanc.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Larry, just one on CapEx. Obviously, you're talking about it being at the lower end of that $100 million to $115 million as a result of vendor delays and permitting issues, et cetera. But -- so obviously, it's going to be at the low end of that range. Obviously, CapEx has come down pretty significantly in recent years, both on an absolute basis and on a percentage of sales basis. So you -- obviously, you're talking about pivoting to growth in the years to come. And I'm just wondering how you do that given what's happened to CapEx in recent years and given how low it is relative to the company's history.

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. And I'll just reiterate, Adam, and to probably keep saying this, when you look at an average, it gets distorted because of the significant capital we put into the Riverville mill. And then you also have to factor in the fact that we closed a lot of operations. And so we're actually spending more per plant than we used to. And part of that is Pete and I's admonition of the business is don't ever not spend what we need to spend on maintenance CapEx because we are still having, from time to time, negative impacts because we didn't spend what we should have spent. It's like that old car commercial, pay me now or pay me later. Well, I'd rather pay a little now and pay a lot less later. So we have not cut back on CapEx at all. I mean, there is nothing that we need to do or want to do that we won't spend the money for. And the only things that get in our way is the constraints of the people commitment that it takes us to get something done. You can't overload your teams. And the second is what we're running into right now. We aren't pulling back on CapEx. But when the manufacturers can't get us the machines at the dates that they told us they would, we're not going to pay them until we get it. So that's what's driving the drop in CapEx. So on the go-forward, just as we talked about in Investor Day, I mean, we're investing in the new IBC capabilities in Texas. We're building the new steel plant in Russia. We're investing in the new triple wall line in Louisville. We've got many opportunities that we are in the midst of examining relative to our current business and expanding our opportunities based on market demand, based on customer requests. I mean, I could name

Exhibit 99.1

a few others. The one in Spain. I mean, our IBC investment in Germany and Jubail steel plant, which is big. We're spending the capital, and we will continue to spend the capital. And as we've said, we've turned our eyes also to inorganic growth and will be -- are and will be active in the marketplace, looking for things that meet the criteria that we laid out.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Okay. And I just one -- again, back on the pivot to growth issue, if memory serves, volume in Rigid was down, I think, a little over 2% last quarter. It was slightly up this most recent quarter. What should we look at to gauge the success or lack thereof you're having with respect to pivoting to growth? Should we look at your volume in your RIPS business? Or should we look at -- like, what should we look at in RIPS specifically to determine the success you're having in pivoting to growth?

Peter G. Watson - Greif, Inc. - CEO, President and Director
Thanks, Adam. So again, our whole value first, volume second is, how do we have avenues or vehicles to grow our profit? And so that's our whole mindset. So we don't drive our testosterone because of volumes. We drive our motivation and passion between value coupled with the right type of volume to drive profitable growth. So I would measure and we're measuring ourselves and our team and our board is measuring us by profit growth. Volume is one vehicle to get that, but it's not the only vehicle. And value and where we decide to grow and where we have the best chances to serve our customers with value and distinction and get paid to do it, that's what's really important to us. So there may be some discrete projects that you can measure us on, but again, I would measure us on profit growth in all the businesses. So...

Operator
Your next question comes from the line of Dan Jacome with Sidoti & Company.

Daniel Andres Jacome - Sidoti & Company, LLC - Research Analyst
I just had one question. Can you just give us a little bit more flavor for -- I think you mentioned you're going to be building out the triple-wall assets at -- in Kentucky. Can you just talk to us a little bit about your internal expectations for how long it's going to take for those to be fully utilized and for you guys to hit maybe a profit run rate that mirrors what your overall PPS segment is doing now? And then on that same topic, just remind us again what sort of end markets for triple wall you -- are spurring you to do this expansion right now because I think the litho laminate is for retail, but just remind us again for triple wall.

Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes. Thanks, Dan. So our triple wall packaging serves 2 predominant markets. It's industrial heavy-duty packaging, automotive, heavy industrial manufacturing where they transport bulk products in a very rigid package; and also the agricultural market: melons, watermelons, et cetera. And we serve a national market, and you can ship that nationally because of the specialty nature of it. We got in that business because we thought there was a void on the service model. And so much like our sheet feeder, CorrChoice sheet feeder network, high service, same-day and next-day service, we apply that same methodology where we are changing the service model in that competitive landscape. So that's why we got in it. We've been very successful since we started it. We've run out of capacity. We've transitioned that business to predominantly a triple wall producer as opposed to running traditional corrugated sheets. That project will be completed in May of 2018. It'll drive over 16,000 tons of integration value for our system, and we expect the return on that to be approximately 3 years. However, the demand for that product from our service model is very, very high, and we are very optimistic about how we are positioned in the market to grow and drive profit for our Paper Packaging segment from that. And similar to our Asitrade litho laminate business, just different end uses, but it's the same type of model.

Operator
Your next question comes from the line of Justin Bergner with Gabelli & Company.

Justin Laurence Bergner - G. Research, LLC - VP
Just a quick follow-up on the taxes. The $12 million to $20 million benefit expected incremental in 2018 fiscal year, is that relative to your 2016 GAAP tax burden or your adjusted tax burden?

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
That'll end up being on both, Justin, and it's calculated based on our forecast of this year's earnings. And some of it is what I'll call fixed dollars. So it won't shift as income goes up, but some of it's variable. The components of that filter into that range, and somewhat it will depend on what our earnings are going forward. So it impacts both adjusted and GAAP.

Justin Laurence Bergner - G. Research, LLC - VP

Exhibit 99.1

But I guess the baseline tax rate that the $12 million to $20 million savings are against, that's a high 30s. I mean, I'm just -- because the adjusted tax rate was materially lower in 2016 than the GAAP tax rate, if I recall correctly.

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
I don't actually remember what our GAAP and adjusted were in 2015. But this is based off of where we are now. And right now, our adjusted rate is slightly lower than our GAAP rate, and both of them will reduce by the -- proportionately by the same adjustment.

Justin Laurence Bergner - G. Research, LLC - VP
Okay. I'm just sort of trying to think about, if I add the $12 million to $20 million plus the $3 million, that's $15 million to $23 million. That's a good 600 or 700 basis points reduction in your tax rate. That doesn't get you below the low 30s. It only gets you down to the low 30s.

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. And like I said, we're right now in our rate 34% to 39%. So you apply it in that range.

Operator
Your next question comes from the line of Chris Manuel with Wells Fargo.

Christopher David Manuel - Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst
Just a couple of quick follow-ups I wanted to ask. One, if I could kind of come back to the Harvey issue, look, I mean, you've done a good job in getting your facilities back in shape. And congratulations to your employees, and apologies for those folks that are displaced yet. But I guess really where I want to hone in on is, look, a lot of your customer facilities are still down. We're still seeing 50-plus percent of chemical capacity and ethylene capacity, some of the different polymers and things that'll end up coming out the other end are still down. So when you put an estimate together of $2 million, $2.5 million, how confident are you that, that doesn't increase a bit, a? And then b, what are you seeing or hearing from your customers as to when they may be back up and running? I mean, ultimately, you may have some other short-term backfilling and some other folks to fill. But if these facilities don't get back on track, even if yours are up and running, you won't have the customer to send to, if that helps. And then a second way to come at it is, I think you guys buy in the neighborhood of 200 million, 300 million pounds of polyethylene globally for -- to make your plastic drums with. Surely, a lot of that's in the Southeast. Are you seeing any issues of getting supply from some of these facilities that are down in order to keep your businesses running?

Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes, Chris. This is Pete. So the rationale for the adjustment in guidance was based on the information we knew as of yesterday afternoon. And you're right about the customers. So we have had discussions with our customers. And actually, some of them needed drums this week because their supply chain was -- offtake was full, meaning the railcar assessability and tanker assessability was not available. So we had some rush orders on drums. What happens in the next week or 2, I couldn't tell you, to give you an honest answer. What will happen, there's volatility. It could go either way in the next month. I think you'll absolutely, in the -- in our fourth quarter, see volatility. And I think it's all based on supply chain infrastructure for our customers, and it's very complex, as you know. I think you'll potentially see some migration of production for these global companies. The good news is we are situated within our global network to take advantage of it. But at this point, it would just be pure conjecture, and we're making our best forecast on what we know as of last night. And this is a very fluid situation. So I will tell you we're closely communicating with our customers. We're committed to serving their needs and being able to respond, and then we'll manage our business in accordance to that. In regard to resin suppliers, our major suppliers in North America have not -- the facilities that make the resin that we supply are not physically in that region where Harvey has hit. They're outside of that. But the reality is the transportation and supply chain to get in that region could have been impacted short term. For the next month, we are okay with our supply of resin. So I don't see that being a bottleneck for us. I would expect short-term resin pricing to increase for obvious reasons. I think that'll subside in the long term. But again, it's very fluid. We're in touch with our suppliers and our customers, and we're in a position to react and serve their needs. And that's really all I can project at this point.

Christopher David Manuel - Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst
Okay. No, that's helpful. Second question I had was -- look, I know you're still somewhat in the early innings of thinking about M&A. But as we look forward to 2018, I think you've completed a lot of -- over the last year or 2, some of your blue sky analysis to look at areas of opportunities and then more recently, some of the -- as you highlighted to us at Investor Day, the planning behind how to integrate and put together said acquisitions. Where are you at as you sit today? We're about wound up with your fiscal 2017, but likelihood of redeploying capital or most likely avenues to redeploy capital in 2018, is that back on M&A? I mean, obviously, you have capital projects and things in place, but with free cash flow beyond that, is it more likely to be M&A? Or are we looking at a likely repurchase in the interim? Or how would you think about that balance and the likelihood to get something done in 2018?

Exhibit 99.1

Peter G. Watson - Greif, Inc. - CEO, President and Director
Yes. I'll make a few comments, Chris, and then let Larry talk about deployment. So in terms of the process, we have finished the whole integration due diligence process, as we indicated we would do in Investor Day. And we are working the process on looking at the funnel and evaluating opportunities that fit in those core -- 3 core elements that we described in Investor Day. So again, we'll work the process and move forward. And I'll let Larry make some comments on capital deployment timing.

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes, Chris. I -- we are, as Pete indicated, very active right now. We built a model. We have a process for transaction opportunities that we've challenged our business leaders to bring to us. And we'll determine whether they flow down through the funnel. As I went through in June, the first step of that after something's identified is we will talk about whether it's something that makes sense for us relative to our core businesses. And then the business needs to put together a preliminary business case. Does it meet the hurdle criteria on that risk profile that we went through with you at that -- on that date? And so we're actively looking at different things. Now does that mean -- we don't have anything even close to announcement or anything else, but we are very active at looking to produce opportunities. But we are going to be very stringent in what we're interested in because we're very focused on how do we drive profitable growth that meets our return criteria. So we're hopeful that we identify opportunities, but we're not going to set an objective to do x dollar amounts of deals or anything like that. We're going to be disciplined in our process. And to the extent that we don't have success in identifying opportunities that make sense for us, then we'll be back to looking to redeploying and returning cash to our shareholders as we are at the bottom of that capital structure range that we talked about.

Operator
Your final question comes from the line of George Staphos with Bank of America Merrill Lynch.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Just some last questions here to get through. I just want to come back, I think it's been brought up earlier, on strategic pricing, and I think it was Chris who had been sort of poking around at this. Would you say that you are largely done with your strategic pricing initiatives? Aside from Germany where you said -- it sounded like you still have room to both improve the footprint and therefore get leverage to drive strategic pricing, what would you -- what guardrails would you provide us around that question? The related question is, within Asia's second quarter where you suggested there's more competition than you care to see, I guess competition is good, right? But nonetheless, it is a challenge from an earnings standpoint. Has it intensified? Is it at the same rate? Is it less than the last quarter but still a thorn in your side? How would you have us think about that? And then I had a follow-on or 2 on that.

Peter G. Watson - Greif, Inc. - CEO, President and Director
So the first comment or question on strategic pricing, I'd say our heavy lifting in that area, with the exception of Germany, is -- fundamentally is over. And then you have competitive circumstances that change, your markets that have short-term changes in the competitive profile, which I think APAC is certainly one of that. And you always have that churn through every business. That's not abnormal. So we're -- that's what we're going through right now. It's just the market behavior in APAC is just a little more intensified now. It doesn't mean -- we're not afraid of it. We're competing very hard, but we're going to compete on delivering value propositions to our customers and testing that value proposition when competitive -- hypercompetitive markets exist. And it's -- typically it's a shorter time. It doesn't mean this is forever. It's a good business we have there. We've got really good people. And then we'll work through that, but we can point to 3 discrete customers that make up the bulk of that. And we'll continue to serve those customers in the share we have with them, and we'll do a great job. And we're going to look for opportunities to diversify our customer base in that market, and that just doesn't happen overnight. So -- but we are committed to that mindset of value drives profit and not necessarily volume first. So I hope that clarifies it for you.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
It does, Pete. Now where you're seeing that churn and increased intensity versus a year ago, remind us -- you've probably already covered it, and I have forgotten since, but what was the catalyst for it? And was any of the churn, increased competition related to strategic pricing actions from last year and prior years? In other words, you pushed, if you will, and your customers pushed back a bit.

Peter G. Watson - Greif, Inc. - CEO, President and Director
I mean, the hypercompetitive probably started in our first quarter, which is the end of last calendar year. And the big change, if you look at the raw material scenario, if you look through at global steel pricing and in China, you had very -- it was very volatile on the downside, and it's been very, very volatile on the upside. So anytime you have volatility like that, it -- that can influence behavior in a market, good or bad. And I think that's one external piece that you can say that influences behavior. And that's one of them, not the only. There's been a few additional competitors brought in, but nothing out of the normal. We'll survive, and we'll do well. And again, that business is a good business. It's performing on a stand-alone basis fine. It's just not as good as it was last year, and we'll solve it and be successful in that market. And we're not afraid to compete with anybody. We'll just do it on our terms.

Exhibit 99.1

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes. It's also one of our best-run businesses from an SG&A standpoint. They really do an excellent job of managing their cost structure.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Okay. And last one, a follow-on from Justin's, I was picking on this before -- asking the question. So the $12 million to $20 million of additional tax benefits, does that all flow -- I wasn't clear, does that all flow through in fiscal 2018? Or recognizing it's going to be somewhat driven by earnings, Larry, pretax earnings, but -- or is your view that it will flow into your net income over a couple of years, 3 years, 5 months, how would we expect the cadence to look?

Lawrence A. Hilsheimer - Greif, Inc. - CFO and EVP
Yes, George. So we expect the $3 million to occur this year and then reoccur. And then we expect the $12 million to $20 million incremental to occur all next year and then reoccur after.

Operator
I would now like to turn the call over to Matt Eichmann for closing remarks.

Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thank you, everyone, for joining us this morning. We appreciate your time in taking part on our conference call. We hope you have a good rest of your week and a good weekend ahead.

Operator
This concludes today's conference call. You may now disconnect.